Exhibit 10.3

EMPLOYMENT AGREEMENT

       THIS AGREEMENT is made this 22nd day of December, 2010 ("Effective Date"), by and between First National Bank of Pulaski (the "Company") and Don Haney (the "Executive").

         In consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.      Employment.  Upon the terms and subject to the conditions contained in this Agreement, the Executive agrees to provide full-time services for the Company during the term of this Agreement. The Executive agrees to devote his best efforts to the business of the Company, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall devote all of his business time and attention to his employment under this Agreement.

2.      Duties.  The Executive shall hold the title of President and Chief Operating, and shall report directly to the Chief Executive Officer. The Executive shall render such services for the Company that are commensurate with the position of President and Chief Operating and that are typically performed by persons situated in a similar executive capacity. The Executive shall also promote the business of the Company and perform functions, including, but not limited to, entertaining and traveling, that are necessary to carry out this duty. The Executive will perform the duties assigned to him by the Board, as those duties may, from time to time, be changed or modified at the discretion of the Board provided that the duties assigned by the Board are consistent with those normally assigned to a position comparable to that of the Executive.

3.      Employment Term.  Subject to the terms and conditions hereof, the Company agrees to employ, and the Executive hereby accepts Employment, for 3 years commencing December 22, 2010, subject to the terms of this Agreement. Additionally, this Agreement shall automatically renew for successive one-year periods unless either party notifies the other party of non-renewal at least 60 days prior to the expiration of the then current term.

4.      Compensation and Benefits.  As compensation for the Executive's employment as President and Chief Operating, the Company agrees to provide the following compensation and benefits:

(a)      Base Salary.  The Company agrees to pay the Executive a salary at the rate of $174,266.82 per annum, payable in accordance with Company's normal payroll practices with such payroll deductions and withholdings as are required by law. ("Base Salary"). The Executive's Base Salary shall be reviewed no less frequently than annually and may be increased (but not reduced) at the discretion of the Chief Executive Officer.

(b)      Annual Incentive Payment.  In addition to other compensation to be paid under this Section 4, each year during the term of this Agreement the Executive shall be eligible to participate in an annual incentive program (the "Annual Incentive Program"), which may be based on certain financial targets and personal performance goals. The annual Incentive Program award may be a percentage of the Base Salary. The decision to award a payment under the Annual Incentive Program and the amount actually awarded and paid to the Executive each year shall be determined by the Chief Executive Officer, in his/her sole discretion. The Chief Executive Officer shall determine performance criteria for both the Executive and the Company and shall consider the criteria in deciding whether to award Executive the Annual Incentive Payment. Any payments made under this section shall be paid as soon as is practicable following the issuance of the Company's audited financial statements for the preceding year.

(c)      Life Insurance.  The Company shall provide life insurance coverage on the life of the Executive in an amount not less than 2 times base salary. The Executive understands a portion of this may be taxable.

(d)      Vacation.  The Executive shall be entitled to 20 days of paid vacation, plus all scheduled bank holidays, during each full year of his employment hereunder in accordance with the general terms of the vacation policy adopted by the Company. In addition, upon any Termination under Section 5, except for Termination for Cause, the Executive will be paid any remaining accrued vacation that has not been taken through the date of Termination.

(e)      Reimbursement of Expenses.  The Company shall reimburse the Executive in accordance with Company's expense reimbursement policies for all reasonable, ordinary and necessary business expenses incurred by the Executive in the course of his duties conducted on behalf of the Company. The Company shall also reimburse Executive's reasonable expenses for continuing education courses necessary to maintain any certifications or licenses Executive may hold.

(f)      Employee Benefits.  The Executive shall be entitled to participate in any employee benefit plans now existing or established hereafter generally available to employees of the Company or senior officers of the Company, and to all normal perquisites provided to senior officers of the Company, provided Executive is otherwise qualified to participate in such plans or programs. As part of its normal course of business, the Company may amend and/or terminate employee benefits at any time with or without notice to the Executive.

5.        Termination of Employment.  Employment with the Company will be at-will and may be terminated at any time by either party subject to the consequences of this Section 5.

(a)      Termination by the Company for Cause.  (i) If the Company terminates Executive's employment for Cause, the Company shall have no obligation to Executive other than the payment of Executive's earned and unpaid compensation, vested and accrued benefits under the Company's ERISA-based plans and accrued but unreimbursed expenses (collectively, the "Accrued Obligations."), to the effective date of such termination.

(ii)      For purposes of this Agreement, the term "Cause" shall mean any of the following:

  (A)  Conduct of the Executive results in the issuance of an order for removal of the Executive by the Company's banking regulators;

  (B)  The Executive's failure to perform his duties, failure to comply with the employment policies of the Company, or material breach of this Agreement;

  (C)  The Executive's commission of any act of dishonesty, breach of trust or misconduct in connection with performance of employment-related duties; and

  (D)  Executive's conviction of, or pleading guilty or no contest to, any felony or to any crime involving dishonesty, theft or unethical conduct, or conduct which could materially impair or injure the Company or its reputation.

(b)      Termination by the Company Without Cause. The Company may terminate Executive's employment at any time without Cause. If the Company terminates Executive's employment without Cause, the Company shall have the following obligations to Executive:

  (i)  payment of the Accrued Obligations;

            (ii)  the continuation of his Base Salary (at the rate in effect at the time of such termination), as severance, for a period of 12 months ("Severance Period"), each payment being a separate payment due on the same fixed schedule that the Company follows for its regular payroll ("Severance Payments"); and

             (iii)  provided that Executive elects to continue his health insurance coverage under COBRA, payment of the company portion of premiums at the same rate that was in effect during Executive's employment during the Severance Period.

(c)      Termination by the Executive.  If the Executive terminates his employment for any reason other than Good Reason, as defined below, then he shall be entitled only to the Accrued Obligations. If his employment is terminated for Good Reason in accordance with this Section 5(c), then he shall receive the Accrued Obligations and the Severance Payments described in Section 5(b)(ii).

For purposes of this Agreement, a termination by the Executive shall be for "Good Reason" if the Executive resigns during the period of three months after any of the following occurs:

(i)      Without the Executive's express written consent, Executive experiences a material diminution of Executive's title, duties, responsibilities or reporting relationships (other than any such assignment for Cause or by reason of Disability);

(ii)      Without the Executive's express written consent, Executive is assigned duties or responsibilities materially inconsistent with the Executive's position (other than any such assignment for Cause or by reason of Disability);

(iii)      The Company materially reduces Executive's Base Salary;

(iv)      The Company requires the Executive to transfer to a geographic location of employment more than 50 miles from Pulaski, Tennessee;

Executive shall notify the Company in writing of his intent to resign for any of the above-referenced Good Reason occurrences within 30 days following the occurrence of the event. The Company shall have 30 days to cure the occurrence constituting Good Reason. If the Company does not cure the Good Reason occurrence, then Executive may resign and receive the Accrued Obligations and the Severance Payments in accordance with this Agreement.

(d)      Release.  As a condition to receiving the Severance Payments described in this Section 5, Executive must sign and not revoke a general release agreement in favor of and in a form acceptable to the Company.

(e)      Payments.  If Executive is entitled to Severance Payments under this Agreement and has met the conditions herein, then said payments will begin 60 days after Executive's termination from employment provided that Executive has met all conditions herein.

6.        Confidential Information.  The Executive recognizes and acknowledges that he will have access to certain information of the Company and that such information is confidential and constitutes valuable, special and unique property of the Company. The Executive shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except as directed by law or in pursuance of the Executive's duties for or on behalf of the Company, its successors, assigns or nominees, any Confidential Information of the Company (regardless of whether developed by the Executive), without the prior written consent of the Company.

          The term "Confidential Information" with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, and applications of products and services, results of investigations, studies owned or used by such person, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of the Executive's employment with the Company in accordance with the Company's obligations to such third parties and the policies established by the Company.

7.      Delivery of Documents upon Termination.  The Executive shall deliver to the Company or its designee at the termination of the Executive's employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive's possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of the Company.

8.      No Competition; No Solicitation.  (a) Throughout the term of the Agreement and for a period of twelve (12) months immediately following the termination of Executive's employment by the Company without Cause or by Executive for any reason, the Executive shall not directly or indirectly engage in a Competitive Business which shall include (i) a company in the business of banking, or (ii) a business that competes directly or indirectly with the Company during the term of the Agreement; provided, however, that the restriction in this Section 8 shall apply only to counties in Tennessee where the Company maintains a branch location at the time Executive's employment is terminated or at the time the parties enter into this Agreement. For purposes of this Section 8, the Executive shall be deemed to engage in a Competitive Business if he directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, a Competitive Business; provided, however, that the Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met: (Y) such securities are listed on any national or regional securities exchange (or have been registered under Section 12(g) of the Securities Exchange Act of 1934) and (Z) the Executive does not beneficially own (as defined Rule 1 3d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5% of the outstanding capital stock of such enterprise. The provisions of this paragraph shall survive regardless of the reason for the Executive's termination of employment.

(b)      Throughout the term of the Agreement and for a period of twelve (12) months immediately following termination of Executive's employment by the Company without Cause or by Executive for any reason, the Executive will not, directly or indirectly, for the benefit of any Competitive Business solicit the employment or services of, hire, or assist in the hiring of any person employed by the Company during the term of the Agreement or within the six (6) month period immediately prior to Executive's termination from employment. The provisions of this paragraph shall survive regardless of the reason for the Executive's termination of employment.

(c)      Throughout the term of the Agreement and for a period of twelve (12) months immediately following termination of any termination of the Executive's employment by the Company without Cause or by Executive for any reason, the Executive shall not directly or indirectly request, induce or attempt to influence any existing or prospective customers, vendors or licensors of the Company to curtail or cancel any business they may transact with the Company or to do business with a Competitive Business. For purposes of this Section 8, "prospective customers" shall mean individuals or entities which the Company or its affiliates have contacted within the 12 months immediately preceding the termination of Executive's employment. The provisions of this paragraph shall survive regardless of the reason for the Executive's termination of employment.

9.      Remedies.  The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive's obligations under Sections 6 through 8 may be inadequate. The Executive agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Company shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Company. The termination of the Agreement shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.

10.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.      Notices.  Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company's principal office and facsimile number in Pulaski, TN or to the Executive at the address and facsimile number, if any, appearing on the books and records of the Company. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:  First National Bank
                                   P.O. Box 289
                                   Pulaski, TN 38478

If to the Executive, to:  Don A. Haney
                                   201 N Crescent View Road
                                   Pulaski, TN 38478

12.      Amendment or Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board (which shall not include the Executive). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

13.      Invalid Provisions.  Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

14.      Survival of the Executive's Obligations.  The Executive's obligations under this Agreement shall survive regardless of whether the Executive's employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Executive, with or without Cause.

15.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.      Governing Law.  This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Tennessee. Any claims hereunder shall be brought in a court of competent jurisdiction and venue in the State of Tennessee.

17.      Effect on Prior Agreements.  This Agreement, and any attachments, represent the entire understanding between the parties hereto and supersedes in all respects any other prior Agreement or understanding between the Company and the Executive regarding the Executive's employment.

18.      Key Employee Life Insurance.  Executive agrees that the Company may, in its sole discretion, secure a key employee life insurance policy. The insured shall be Executive and the sole beneficiary shall be the Company. The Company will be responsible for choosing and obtaining the life insurance policy, and the Company will be solely responsible for the premium payments. Executive agrees that neither he nor his heirs will receive any compensation or monetary benefit associated with the life insurance policy described in this Section 18. Executive agrees that he will, in a timely manner as proscribed by the Company, fully cooperate with the Company and its designated agent(s) to complete the procedures necessary to obtain and maintain the key employee life insurance including, but not limited to, preparing and submitting applications and undergoing medical examinations. Information obtained from Executive in obtaining and maintaining key employee life insurance, including medical information, shall be kept strictly confidential and shall not be used as the basis of any employment decision. The Company may cancel the life insurance at any time for any reason. Executive's failure to comply with this Section 18 will be considered a material breach of this Agreement.

19.      Section 409A.  (a) Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of "deferred compensation" (as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a "separation from service" from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a "separation," "termination," "termination of employment" or like terms shall mean "separation from service.

(b)  Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(c)  Notwithstanding any other provision to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Executive participates during the Consulting Term or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.

(d)  For the avoidance of doubt, any payment due under this Agreement within a period following the Executive's termination of employment, death, Disability or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(e)  This Agreement shall be interpreted in accordance with, and the Company and the Executive will use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.

       IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

THE EXECUTIVE:                                                          THE COMPANY:

                                                                                         First National Bank of Pulaski

/s/Don A. Haney                                                                By:/s/Mark Hayes
Don A. Haney
President and Chief Operating Officer                                 Title: CEO